Exhibit 10.3

RESEARCH COLLABORATION AGREEMENT

This RESEARCH COLLABORATION AGREEMENT (including the exhibits hereto, this “Agreement”) is made as of January 27, 2017 (the “Effective Date”) by and between Benitec Biopharma Limited, an Australian corporation (“Benitec”), and Nant Capital, LLC, a Delaware limited liability company (“Nant”). Nant and Benitec are each referred to herein as a “Party” and, collectively, as the “Parties”. Capitalized terms used and not otherwise defined herein have the meanings set forth in the Subscription Agreement (as defined below).

RECITALS

WHEREAS, the Parties entered into Share Subscription Agreement dated as of October 24, 2016 (the “Subscription Agreement”) pursuant to which Nant made an initial investment in Benitec;

WHEREAS, Benitec and NantWorks, LLC, a Delaware limited liability company and affiliate of Nant, entered into a Sublicense Agreement dated as of December 23, 2016 (the “Sublicense”) pursuant to which Benitec obtained exclusive world-wide rights to intellectual property and data relating to a DNA plasmid that produces antisense RNA for the treatment of cancers with over expression of epidermal growth factor receptor (EGFR); and

WHEREAS, in connection with the Subscription Agreement and the Sublicense, the Parties wish to enter into a research collaboration agreement on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants contained herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE 1. CERTAIN ACKNOWLEDGMENTS

1.1 Sublicense. The Parties hereto and NantWorks each agree and acknowledge that this Agreement constitutes the “Commitment Agreement” contemplated by the Sublicense.

1.2 Subscription Agreement. The Parties each agree and acknowledge that (a) this Agreement constitutes the “Collaboration Agreement” contemplated by the Subscription Agreement and (b) the “Scientific Collaboration Cost” as contemplated by the Subscription Agreement is agreed to be the Australian equivalent to Ten Million United States Dollars (US$10,000,000.-) (the “Scientific Collaboration Cost”). The amount, if any, invested by Nant in Benitec in consideration for Tranche 2 Shares under the Subscription Agreement, whether under a Broader Placement or an Individual Placement, is herein referred to as the “Nant Tranche 2 Investment Amount.” For the avoidance of doubt, the Parties each acknowledge and agree that the funding required for the Research Programs is anticipated to exceed the Scientific Collaboration Cost.

ARTICLE 2. RESEARCH PROGRAMS

2.1 Performance by Benitec. Benitec agrees to use commercially reasonable efforts and professional expertise to perform a clinical research program as described on Exhibit A and a pre-clinical research program as described on Exhibit B (including modifications thereto as permitted hereunder, the “Research Programs”). Benitec shall conduct the Research Programs in accordance with and in a manner to achieve the milestone, diligence and other obligations of Benitec specified in the Sublicense. Benitec will be responsible for leading all pre-clinical and clinical research activities under the Research Programs and will be the sponsor of any clinical trials thereunder and will be responsible for regulatory filings and will be responsible for the commercialization of therapeutic products developed under the Research Programs. Benitec shall conduct all activities in furtherance of the Research Programs (a) in accordance with established and recognized scientific standards, (b) with reasonable care, (c) in accordance with applicable federal, state, and local laws and (d) in compliance with the regulatory requirements required by the United States Food and Drug Administration (“FDA”) and other competent regulatory authorities for the conduct of pre-clinical and clinical trials. Benitec agrees to maintain records with respect to the Research Programs in accordance with all applicable legal and regulatory requirements. Benitec will account for all costs and expenses associated with the Research Program (“Program Costs”) and will first allocate and use the Nant Tranche 2 Investment Amount (if any) to satisfy these. Program Costs associated with Benitec’s internal activities will be at its customary rates for such services and third party goods and services will be accounted for at cost. Modifications to a Research Program may be made only at the written direction of the Steering Committee (as defined below). Without limiting the obligations of the Parties hereunder, the Parties acknowledge and agree that the nature of research is uncertain and that no warranty or guarantee is provided by either Party in respect of the results to be achieved at any stage of the Research Programs.

2.3 Inspection Rights. During the Term (as defined below), Benitec will permit representatives of Nant or state and federal agencies to examine at reasonable times during normal business hours: (a) the facilities where each Research Program is being conducted, (b) all data, results, know-how and other information, including but not limited to pre-clinical and clinical development data, obtained or generated under the Research Programs (collectively, “Results”) and (c) any other relevant records necessary for Nant to confirm that each Research Program is being conducted as contemplated by this Agreement.

2.4 Results. All Results obtained or generated under the Research Programs shall be owned by Benitec and may be used by Benitec for any lawful purpose; provided, however, that Nant and its affiliates may use the Results for the development and commercialization of a Companion Diagnostic (as defined below) as contemplated by Article 4 below.

ARTICLE 3. STEERING COMMITTEE

3.1 General. The Parties acknowledge that the descriptions of the Research Programs in Exhibit A and Exhibit B are preliminary and will be refined with input by a steering committee (the “Steering Committee”) to be established within ten (10) days after the Effective Date. The Steering Committee will discuss and review the design and implementation of the Research Programs, the associated budgets, targeted timelines and FTE requirements, the Results and progress against the targeted timelines. The Steering Committee will seek in good faith to achieve the development milestones and other diligence requirements related to the Research Programs set forth in the Sublicense. The Steering Committee will provide a forum for discussing the Research Programs and Results and for making final determinations with respect to such activities.

3.2 Binding Determinations. The determinations of the Steering Committee shall be binding on the Parties with respect to the conduct of the Research Programs but the Steering Committee will not have any power to amend, modify or waive the terms of this Agreement or bind the Parties in any other respect. For the avoidance of doubt, without limitation, the Steering Committee will not have any power to require Benitec to enter agreements with third parties or acquire particular services, to change the fundamental objectives of the Research Programs or to otherwise suspend or delay the Research Programs. The Steering Committee will be composed of two scientific representatives from each of Nant and Benitec, or such other number as the Parties may agree. All determinations of the Steering Committee will be made by majority vote but in the case of deadlock a tiebreaking vote (“Tiebreaker Vote”) shall be determined as follows; (i) the Nant representatives shall have the Tiebreaker Vote until such time as the Program Costs equal or exceed the Nant Tranche 2 Investment Amount (and, for the avoidance of doubt, if there is no Nant Tranche 2 Investment Amount, then the Benitec representatives shall have the Tiebreaker Vote) and; (ii) thereafter the Benitec representatives shall have the Tiebreaker Vote. For the avoidance of doubt, a Party exercising a Tiebreaker Vote will act in good faith, in accordance with the remit of and so as to discharge the obligations of the Steering Committee and in the interests of pursuing the Research Programs in a commercially viable manner.

3.3 Meetings. The Steering Committee will meet at least four times per calendar year, or more or less often as the Steering Committee may determine. The Steering Committee will establish a schedule of times for meetings, taking into account, among other things, the targeted timelines under the Research Programs and the need of the Steering Committee to make determinations in line with the anticipated development schedule. Meetings will take place in-person or by telephone or video conference as agreed to by members of the Steering Committee. Any member of the Steering Committee may designate a substitute to attend with prior written notice to the other Party. Ad hoc guests who are subject to appropriate confidentiality obligations may be invited to the Steering Committee meetings. Each Party may replace its Steering Committee member with other representatives, at any time, upon written notice to the other Party. Each Party will bear its own costs, including travel costs, for personnel participating in the Steering Committee. The Steering Committee will designate a secretary who will be responsible for calling meetings as provided above or requested by a Party, preparing and circulating an agenda in advance of each meeting (a draft of the agenda shall be distributed at least three (3) days in advance to the Parties and each Party may add to the agenda such matters as the Party desires), and preparing and circulating minutes after each meeting of the Steering Committee setting forth, among other things, a description, in reasonable detail, of the discussions at the meeting, the binding determinations made by the Steering Committee and a list of any follow up actions approved by the Steering Committee.

3.4 Reports. During the course of the Research Programs, Benitec agrees to provide the Steering Committee and Nant with interim reports of the Results and expenditures for each Research Program at least on a quarterly basis. In each case, Nant and the Steering Committee may each request additional reasonable documents, information and clarifications, and Benitec shall use commercially reasonable efforts to provide documents, information and clarifications responsive to such questions as promptly as possible.

ARTICLE 4. GPS CANCER SERVICES; COMPANION DIAGNOSTIC

4.1 GPS Cancer Services. Nant intends to provide “GPS Cancer” proteomic sequencing and analytical services to Benitec through its affiliate NantOmics, LLC, a Delaware limited liability company (“NantOmics”), at NantOmics’ customary rates for research services. Following the Effective Date and in connection with the refinement of the Research Programs contemplated by Section 3.1, the Parties will seek in good faith to specify the required services and negotiate and to have Benitec and NantOmics enter into such a research services agreement as promptly as possible (the “GPS Agreement”). Benitec will have the right to use the sample results provided to it under the GPS Agreement (the “Sample Results”) in connection with the Research Programs and any related regulatory submissions (and NantOmics will not make such Sample Results available to any third party).

4.2 Companion Diagnostic. The Parties intend NantOmics to develop and commercialize a companion diagnostic test to determine responsiveness to any therapeutic product developed, to be developed, commercialized or to be commercialized under the Research Programs (each, a “Companion Diagnostic”). In furtherance of the foregoing, Benitec will grant to NantOmics and its affiliates (a) an exclusive, world-wide, fully paid up license, including sublicensing rights, under the Designated Patents

(as defined below), to develop and commercialize Companion Diagnostics on a world-wide basis and (b) the right to use the Results for any purpose in connection with the foregoing (the “Companion Diagnostic License”). The Companion Diagnostic License will include provisions requiring NantOmics to (a) use commercially reasonable efforts to develop and commercialize the Companion Diagnostic on a world-wide basis and (b) meet reasonable development milestones. Unless otherwise agreed by Benitec, NantOmics will not make the Sample Results available to third parties. In the event NantOmics decides not to develop or commercialize a Companion Diagnostic or is not developing and commercializing a Companion Diagnostic contemporaneously with Benitec’s development and commercialization of the Results and achievement of the milestones specified in the Sublicense, then NantOmics will grant Benitec a non-exclusive, world-wide, fully paid up license, including sublicensing rights, under the the relevant intellectual property and data to permit Benitec to develop and commercialize a Companion Diagnostic.

4.3 Nature of Article 4. The provisions of this Article 4 are an expression of the intent of the Parties only and no binding obligation is or will be created on them or NantOmics until the execution and delivery of the GPS Agreement and the Companion Diagnostic License as set forth therein. Given the importance of certainty of access to GPS services , the Parties acknowledge and agree that it is their intent for the GPS Agreement to be entered into prior to commencement of the Research Programs.

ARTICLE 5. PATENT RIGHTS; PROSECUTION

5.1 Ownership. For the avoidance of doubt, nothing in this Article 5 derogates from Benitec’s obligations with respect to ‘Patent Rights’ as expressed in the Sublicense. Except as otherwise set forth in this Article 5, inventorship of inventions and all intellectual property rights pertaining thereto (“Inventions”) will be determined by application of applicable patent laws pertaining to inventorship. Subject to the provisions of this Agreement, (a) Benitec shall own all right, title and interest in and to any Inventions invented, created, or developed in the course of the Research Programs and Benitec will own any Inventions developed by Nant pursuant to a services agreement whereby such services are undertaken at Nant’s customary rates (the “Sole IP”).

5.2 Prosecution. Benitec shall, at Benitec’s expense, have the right, but not the obligation, to control the preparation, filing, prosecution and maintenance (including any oppositions, cancellations, interferences, reissue proceedings, derivation proceedings, or reexaminations) (collectively, “Prosecution” or “Prosecute”) of any Patent Rights claiming Sole IP arising out of the Research Programs (the “Designated Patents”). Benitec shall reasonably consult with Nant regarding the patent filing strategy for the Designated Patents prior to Prosecution thereof and the Prosecution of the Designated Patents, by providing Nant a Reasonable Opportunity to review and comment on all proposed submissions to any patent office before submission. For the purpose of this Agreement, “Reasonable Opportunity” means that Nant shall receive from Benitec or patent counsel true copies of all documents relating to the Prosecution of patent applications and patents within the Designated Patents as soon as reasonably practical after Benitec has prepared or received such documents and materials, together with any documents submitted by Benitec to or received by Benitec from such patent office with respect to such Prosecution. Benitec shall, in its reasonable judgment and to the extent practicable, consider in good faith and reasonably incorporate Nant’s comments concerning such documents and materials that Benitec receives from Nant.

5.3 Benitec Enforcement. Each Party will notify the other promptly in writing when any infringement of a Designated Patent by a third party is uncovered or reasonably suspected (each, an “Infringement”). Benitec shall have the right to enforce any patent within the Designated Patents against any Infringement or alleged Infringement thereof, and shall at all times keep Nant informed as to the status thereof. Benitec may, at its own expense, institute suit against any such infringer or alleged infringer and control and defend and settle such suit in a manner consistent with the terms and provisions hereof and recover any damages, awards or settlements resulting therefrom. Nant shall reasonably cooperate in any such litigation (including joining or being named a necessary party thereto) at Benitec’s expense. Benitec shall not enter into any settlement of any claim described in this Section 5.4 that incurs any financial liability on the part of Nant or requires an admission of liability, wrongdoing or fault on the part of Nant without Nant’s prior written consent, in each case, such consent not to be unreasonably withheld.

5.4 Progress Reports. Benitec shall keep Nant reasonably informed of the progress of any such enforcement action, and Nant shall have the individual right to participate with counsel of its own choice at its own expense.

ARTICLE 6. CONFIDENTIALITY

6.1 General. Each Party (“Disclosing Party”) may disclose to the other Party (“Receiving Party”), and Receiving Party may acquire during the course and conduct of activities under this Agreement and the conduct of the Research Programs, certain proprietary or confidential information of Disclosing Party, its partners or affiliates, including but not limited to operations, patent applications, formulas, materials, programs, techniques, practices, processes, future products, ideas, knowledge, practices, processes, drawings, data, scientific results and reports, research marketing and business plans, financial and personnel information, clinical data, and formulation information (“Confidential Information”). Any Confidential Information so disclosed shall remain the sole property of the Disclosing Party. For the avoidance of doubt, any pre-existing information or information developed outside the course of the Research Program that is provided by either Party to the other Party shall remain the property and Confidential Information of the Disclosing Party.

6.2 Restrictions. Receiving Party will keep all Disclosing Party’s Confidential Information in confidence with the same degree of care with which Receiving Party holds its own confidential information (but in no event less than a commercially reasonable degree of care). Receiving Party will not use Disclosing Party’s Confidential Information except in connection with the performance of its obligations and exercise of its rights under this Agreement. Receiving Party has the right to disclose Disclosing Party’s Confidential Information without Disclosing Party’s prior written consent, to the extent and only to the extent reasonably necessary, to Receiving Party’s employees who have a need to know such Confidential Information in order to perform its obligations and exercise its rights under this Agreement and who are required to comply with the restrictions on use and disclosure in this Article 6 or as otherwise expressly permitted herein. Receiving Party will use diligent efforts to cause any entities and persons to whom it discloses Confidential Information to comply with the restrictions on use and disclosure in this Section 6, provided that Receiving Party shall remain responsible for the unauthorized use or disclosure of such Confidential Information by any such entities and/or persons.

6.3 Marking. Each Disclosing Party shall use reasonable efforts to ensure that Confidential Information shall be identified as such by such Disclosing Party in writing at the time of disclosure. In the event such disclosure is made orally, visually, or physically, the Disclosing Party shall confirm to the Receiving Party in writing within thirty (30) days of such oral disclosure that the disclosed information is Confidential Information. Notwithstanding the foregoing, any information which by its nature is confidential and would be judged so under a reasonable standard or is disclosed or provided under circumstances reasonably indicating it is confidential or proprietary shall be considered Confidential Information regardless of whether the disclosing Party has marked the information “Confidential” or otherwise provided a written notice confirming the confidentiality of the information. Each Party agrees that should either Party breach or threaten to breach any provision of this Article 6, the other Party will suffer irreparable damages and its remedy at law will be inadequate. Upon any breach or threatened breach by the breaching Party of this Article 6, the other Party shall be entitled to seek injunctive relief in addition to any other remedy it may have, without need to post any bond or security.

6.4 Exceptions. The obligation to keep information confidential shall not apply to: (a) information that is shown to have been in the possession of the receiving Party before being disclosed by the disclosing Party, (b) information which is now, or later becomes, generally available to the public through no fault of the Receiving Party, (c) information that is independently developed by a Party without reference to the Confidential Information of the other Party, (d) information which is received from a third Party who is not under an obligation of confidentiality or (e) has been independently developed by employees, subcontractors, consultants or agents of Receiving Party or any of its Affiliates without the use of or derivation from Disclosing Party’s Confidential Information, as evidenced by contemporaneous written records.

6.5 Permitted Disclosures. Receiving Party may disclose Disclosing Party’s Confidential Information to the extent (and only to the extent) such disclosure is reasonably necessary in the following instances:

(a) in order to comply with applicable law (including any securities law or regulation or the rules of a securities exchange) or with a legal or administrative proceeding;

(b) in order for it to reasonably fulfill its obligations herein and in the ordinary course of its business to its outside legal counsel, accountants and auditors under obligations of confidentiality substantially similar in scope to the confidentiality obligations herein;

(c) in connection with prosecuting or defending litigation, marketing approvals and other regulatory filings and communications, and prosecuting and enforcing Patent Rights and other intellectual property rights in connection with Receiving Party’s rights and obligations pursuant to this Agreement; and

(d) in connection with exercising its rights hereunder; potential and future collaborators; potential and permitted acquirers or permitted assignees; and current or future potential investment bankers, investors and lenders;

provided, that (i) with respect to Sections 6.5(a) and 6.5(c), where reasonably possible, Receiving Party will notify Disclosing Party of Receiving Party’s intent to make any disclosure pursuant thereto sufficiently prior to making such disclosure so as to allow Disclosing Party adequate time to take whatever action it may deem appropriate to protect the confidentiality of the information to be disclosed, and (ii) with respect to Section 6.5(d), each of those named people and entities are required to comply with the restrictions on use and disclosure in Section 6.2 (other than investment bankers, investors and lenders, which must be bound prior to disclosure by commercially reasonable obligations of confidentiality).

6.6 Confidentiality Term. The obligations of Confidentiality shall remain until the date upon which one of the exceptions in Section 6.4 applies to such Confidential Information.

ARTICLE 7. PUBLICATIONS; PUBLICITY

7.1 Publication. The Steering Committee shall make determinations with respect to the publication of the Research Programs. To protect against inadvertent disclosure of Confidential Information and to allow the consideration of appropriate patent applications or other protections to be filed, each Party shall provide the other with the opportunity to review any proposed publication or other type of disclosure presenting the results of the Research Programs at least thirty (30) days before it is submitted for publication or otherwise planned to be disclosed. If any patent filing is required to be made, the Parties agree to delay the disclosure until such patent filing is concluded.

7.2 Publicity. The Parties agree that the terms of this Agreement will be treated as Confidential Information of both Parties, and thus may be disclosed only as permitted by Section 6.5. Except as required by law or as otherwise permitted by Section 7.1, each Party agrees not to issue any press release or public statement disclosing information relating to this Agreement or the Research Programs without (i) to the extent practicable, first consulting and taking into account the reasonable requirements of the other Party, and (ii) the prior written consent of the other Party.

7.3 Listing Compliance. The provisions of this Article 7 are subject to and do not derogate from Benitec’s obligations to disclose information in accordance with prevailing stock exchange listing rules, as determined by Benitec’s board in good faith.

ARTICLE 8. TERM; TERMINATION

8.1 Term and Termination. This Agreement shall, unless earlier terminated by the Parties, be in effect until completion or discontinuance of the Research Programs (“Term”) and shall then expire automatically unless extended by mutual written agreement of the Parties. Either Party may terminate this Agreement prior to its expiration of its Term upon (i) written notice to the other party if the other Party breaches any of the terms or conditions of this Agreement and fails to cure such breach within sixty (60) days after receiving written notice thereof or (ii) six (6) months’ prior written notice to the other Party at any time after the later of (x) Program Costs have equalled or exceeded the Nant Tranche 2 Investment Amount and (y) the one (1) year anniversary of the Effective Date.

8.2 Surviving Provisions. The expiry of the Term or termination of this Agreement shall not affect the rights and obligations of the Parties accrued prior thereto. The provisions of Article 1 (Certain Acknowledgments), Section 2.4 (Results), Article 5 (Patent Rights; Prosecution), Article 6 (Confidentiality), Section 7.1 (Publicity), Article 9 (Indemnification and Insurance), Article 10 (Additional Provisions) and this Article 8 (Term; Termination) shall survive the expiry of the Term or such termination.

ARTICLE 9. INDEMNIFICATION AND INSURANCE

9.1 Indemnification. (a) Benitec shall hold Nant and its officers, employees, and agents (the “Nant Indemnitees”) harmless from and against any and all liability, loss, expense (including reasonable attorney’s fees) (collectively “Losses”) to which any Nant Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party but only to the extent such

Losses are caused by or result from (i) the negligent acts or omissions or willful misconduct of Benitec, its officers, employees or agents in connection with its or their activities under this Agreement or (ii) the breach by Benitec of any warranty, representation, covenant or agreement made by Benitec in this Agreement; except, in each case, to the extent such Losses are subject to indemnification by Nant pursuant to Section 9.1(b).

(b) Nant shall hold Benitec and its officers, employees, and agents (the “Benitec Indemnitees”) harmless from and against any and all Losses to which any Benitec Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party but only to the extent such Losses are caused by or result from (i) the negligent acts or omissions or willful misconduct of Nant, its officers, employees or agents in connection with its or their activities under this Agreement or (ii) the breach by Nant of any warranty, representation, covenant or agreement made by Nant in this Agreement; except, in each case, to the extent such Losses are subject to indemnification by Benitec pursuant to Section 9.1(a).

9.2 Indemnification Procedure. Either Party’s right to claim under Section 9.1, as applicable, (such claiming Party the “Indemnified Party”) shall be conditioned upon (a) the Indemnified Party promptly notifying the other Party (the “Indemnifying Party”) in writing of the claim (provided, however, that any failure or delay to notify shall not excuse any obligation of the Indemnifying Party except to the extent the Indemnifying Party is actually materially prejudiced thereby) and (b) the Indemnified Party granting the Indemnifying Party sole management and control, at the Indemnifying Party sole expense, the defense of the claim and its settlement (provided, however, that the Indemnifying Party shall not settle any such claim without the prior written consent of Indemnified Party if such settlement does not include a complete release from liability or if such settlement would involve undertaking an obligation (including the payment of money by the Indemnified Party), would bind or impair the Indemnified Party, or includes any admission of wrongdoing or that any intellectual property or proprietary right of the Indemnified Party, and (c) the Indemnified Party reasonably cooperating with the Indemnifying Party (at the Indemnifying Party’s expense). The Indemnified Party may, at its option and expense, be represented in any such action or proceeding by counsel of its own choosing. Insurance. Each Party represents and warrants that it shall maintain insurance in amounts sufficient to cover its indemnification obligations in Section 9.1.

9.3 LIMITATION OF DAMAGES. IN NO EVENT SHALL EITHER PARTY BE LIABLE HEREUNDER TO THE OTHER PARTY FOR ANY PUNITIVE, INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING LOST REVENUE, LOST PROFITS, OR LOST SAVINGS) HOWEVER CAUSED AND UNDER ANY THEORY, EVEN IF IT HAS NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. THE LIMITATIONS SET FORTH IN

THIS SECTION 9.3 SHALL NOT APPLY WITH RESPECT TO ANY BREACH OF ARTICLE 6 OR THE INTENTIONAL MISCONDUCT OR GROSS NEGLIGENCE OF A PARTY. NOTHING IN THIS SECTION 9.3 IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF A PARTY UNDER SECTION 9.1.

ARTICLE 10. ADDITIONAL PROVISIONS

10.1 Mutual Representations. Each Party hereby represents, warrants and covenants to the other Party the following: (a) it is a company duly organized and validly existing and in good standing under the laws of the state of its incorporation, and is in good standing in each other state where a failure to be in good standing would have a material adverse effect on the operations of such party, (b) it has all necessary right, power and authority to enter into this Agreement and perform its obligations hereunder, and, in so doing, will not violate any other agreement to which it is a party and (c) it has taken all corporate action necessary to authorize the execution and delivery of this Agreement and this Agreement is legally binding upon it, enforceable in accordance with its terms. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY TO THE OTHER PARTY OF ANY KIND, WHETHER EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF TITLE, NON-INFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

10.2 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the state of New South Wales, Australia applicable to agreements made and to be performed wholly within that State, without regard to conflicts of laws of principles.

10.3 No Assignment. This Agreement shall not be assignable by either Party without the prior written consent of the other Party, except that (a) Nant may assign this Agreement to an affiliate of Nant and (b) either Party may assign this Agreement to a successor entity or in connection with the sale of all or substantially all of the assets to which this agreement relates.

10.4 Waiver. A waiver by either party of a breach or violation of this Agreement must be in writing. No delay or omission on the part of either party to enforce or exercise any right under this Agreement shall operate as a waiver of that right or any other right hereunder, or the ability to later assert that right relative to the particular situation involved or to terminate this Agreement rising out of any subsequent default or breach. A waiver by either party of a breach or violation of any provision of this Agreement will not constitute or be construed as a waiver of any subsequent breach or violation of that provision or as a waiver of any breach or violation of any other provision of this Agreement.

10.5 Independent Contractors. Nothing herein shall be deemed to establish a relationship of principal and agent between Benitec and Nant, nor any of their agents or employees for any purpose whatsoever. This Agreement shall not be construed as constituting Benitec and Nant as partners, or as creating any other form of legal association or arrangement which would impose liability upon one party for the act or failure to act of the other party. Neither party shall have any authority to make any statements, representations, or commitments of any kind, or to take any action which shall be binding on the other parties, except as may be explicitly provided for herein or authorized in writing.

10.6 Notices. Notices under this Agreement shall be in writing and sent by public courier and addressed as follows:

If to Benitec:

Attn: Greg West, CEO

Suite 1201, 99 Mount Street

North Sydney, NSW 2060

Australia

If to Nant:

Attn: General Counsel

Nant Capital, LLC.

9922 Jefferson Blvd

Culver City, CA 90232

USA

Said notice shall be deemed to be given as of the date of mailing.

10.7 Entire Agreement. This Agreement embodies the entire understanding between the parties and supersedes all prior understandings and agreements, whether written or oral, relating to the subject matter hereof. The Parties acknowledge that the Subscription Agreement and Sublicense continue as separate agreements, subject to the acknowledgements herein. This Agreement may not be varied except by a written document signed by duly authorized representatives of both Parties.

10.8 Severability. Any of the provisions of this Agreement which are determined to be invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability in such jurisdiction, without rendering invalid or unenforceable the remaining provisions hereof or affecting the validity or unenforceability of any of the terms of this Agreement in any other jurisdiction.

10.9 Headings. The headings and captions used in this Agreement are for convenience of reference only and shall not affect its construction or interpretation.

10.10 Third Party Beneficiaries. Exept for the rights granted to Nant affiliates under Section 2.4, nothing in this Agreement, express or implied, is intended to confer on any person other than the Parties hereto or their permitted assigns, any benefits, rights or remedies.

10.11 Force Majeure. Neither party shall be liable for any failure to perform as required by this Agreement to the extent such failure to perform is due to circumstances reasonably beyond such party’s control, including, without limitation, labor disturbances or labor disputes of any kind, accidents, failure of any governmental approval required for full performance, civil disorders or commotions, acts of aggression, acts of God, energy or other conservation measures imposed by law or regulation, explosions, failure of utilities, mechanical breakdowns, material shortages, disease, or other such occurrences. In the event of the occurrence of such a force majeure event, the party unable to perform shall promptly notify the other party pursuant to Section 10.5. It shall further use its best efforts to resume performance as quickly as possible and shall suspend performance only for such period of time as is necessary as a result of the force majeure event.

10.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. This Agreement is binding on the parties on the exchange of counterparts. A copy of a counterpart sent by facsimile machine or other electronic means must be treated as an original counterpart, is sufficient evidence of the execution of the original and may be produced in evidence for all purposes in place of the original.

IN WITNESS WHEREOF, the duly authorized representatives of the Parties hereby execute this Agreement as of the Effective Date.

NANT CAPITAL, LLC		BENITEC BIOPHARMA LIMITED

By:	/s/ Charles Kim	By:	/s/ Greg West
Name:	Charles Kim	Name:	Greg West
		Title:	Chief Executive Officer

Agreed and acknowledged with respect to Section 1.1 of this Agreement: NANTWORKS, LLC
By:	/s/ Christian Zapf
Name:	Christian Zapf
Title:	VP and Counsel, Corporate Development

Exhibit A

CLINICAL RESEARCH PLAN

Project Title	Phase II Study of a Combination of BB-401 and Erbitux for Treatment of Head and Neck Squamous Cell Carcinoma

Objective

Background: BB-401 is a DNA construct that produces an antisense RNA, with sequence specificity directed at the Epidermal Growth Factor Receptor (EGFR). EGFR is the cell-surface receptor for members of the epidermal growth factor family (EGF family) of extracellular protein ligands and is a clinically validated molecular target for the development of Head and Neck Squamous Cell Carcinoma (HNSCC). EGFR is overexpressed in up to 90% of all HNSCC. Distributed under the trade name Erbitux, cetuximab, is a chimeric (mouse/human) monoclonal antibody given by intravenous infusion and has specificity against EFGR.

Primary Objective: The goal of this research program is to advance the treatment of HNSCC by advancing a DNA construct that produces an antisense RNA targeting EGFR (EGFR-AS).    A group at the University of Pittsburgh previously has conducted clinical trials to evaluate the feasibility and safety of EGFR-AS when dosed alone or in combination with cetuximab, Intensity modulated Radiation Therapy (IMRT) in patients with locally advanced HNSCC. Although the clinical development plan has not been firmly established, it has been suggested that the initial trial may involve the recruitment of elderly, unfit patients with limited treatment options for their HNSCC disease.

Activities:

1) Benitec will get in contact with researchers associated from the previous clinical study, including Jennifer Grandis, now at the University of California, San Francisco. In addition, Benitec will establish ties with the University of Pittsburgh and University of Texas Health Science Center at San Antonio (UTHSCSA) to directly obtain the required clinical and regulatory information as well as obtaining existing clinical materials such as the DNA construct and master banks of those materials required to advance this program into the clinic. Nantworks, in a timely manner and to the best of its ability, will assist Benitec with obtaining access to all materials from University of Pittsburgh and UTHSCSA.

2) Benitec will assemble a clinical advisory team comprised of clinicians, regulatory as well as CMC consultants to work on developing a clinical strategy as well as a clinical protocol.

3) Concurrently, with item #2, Benitec will establish the plan for CMC manufacture of the plasmid, the active API.

4) The sites for performing the clinical studies will also be established concurrently.

5) In mid- 2017 Benitec anticipates in meeting with the FDA and other country specific regulatory agencies (if the trial is being performed at ex-US sites). Other activities such as engagement of a CRO to facilitate trial activities and contracting the clinical sites will be ongoing at this time.

6) Following confirmation of the clinical protocol, Benitec will instruct its GMO to manufacture and characterize the API.

Commencement Date	• Activities for planning the clinical trial are to be initiated Jan 2017 • Initiation of the human clinical study is anticipated in Q4 2017

Anticipated Dates	• Q2 2017: Preparatory meeting with FDA • Q3/Q4 2017: File IND • Q4 2017: Initiate Phase II study • Q1 2019: Complete Phase II study

Completion Date	The Phase II clinical study is anticipated to be completed early 2019

Cash Contributions	Costs are estimated to be US$5-6m for completion of a Phase II study. More accurate costs will be provided once a more accurate clinical development plan can be determined and once discussions have been held with the FDA.

In-kind contributions	When requested, Nantworks to provide guidance on clinical development plan and access to GPS Cancer technology

Background Intellectual Property	IP from the University of Pittsburgh

Project Manager and Steering Committee	The structure of the steering committee, including members and frequency of meeting, will be determined later. The Project Manager will be from Benitec.

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